                                    [LETTERHEAD]


    I, BILL JONES, Secretary of State of California, hereby certify:

    That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.


                                       IN WITNESS WHEREOF, I execute
                                          this certificate and affix the Great
                                          Seal of the State of California this

                                                      Mar 24, 1997
                                          ------------------------------------

[SEAL]


                                                 /s/  Bill Jones

                                                 Secretary of State

                          RESTATED ARTICLES OF INCORPORATION
                                          OF
                                     ONTRO, INC.
                               A CALIFORNIA CORPORATION


    James Scudder and James Berntsen certify that:

    1. They are the President and the Secretary, respectively, of Ontro, Inc., a California corporation (the "corporation").

    2. The articles of incorporation of the corporation are herein amended and restated to read as follows:

                                      ARTICLE I

    The name of the corporation is  "ONTRO, INC."

                                      ARTICLE II

    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     ARTICLE III

    Section 1.  CLASSES OF STOCK.   The corporation is authorized to issue two
classes of stock to be designated, respectively, "Common Stock"and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Twenty Million (20,000,000) shares of Common Stock and Five Million (5,000,000) shares of Preferred Stock.

    Section 2.   POWERS, PREFERENCES AND RIGHTS AND QUALIFICATIONS, LIMITATIONS
AND RESTRICTIONS OF PREFERRED STOCK.   The Preferred Stock may be issued from
time to time in one or more series. The Board of Directors is hereby authorized to fix or alter from time to time the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a "Preferred Stock Designation"), and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                      ARTICLE IV

    Section 1.   LIABILITY OF DIRECTORS.   The liability of the directors of
the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    Section 2. INDEMNITY OF DIRECTORS, OFFICERS AND AGENTS. The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders, or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

    Section 3.   REPEAL OR MODIFICATION.   Any repeal or modification of the
foregoing provisions of this Article IV shall be prospective and shall not adversely affect any right of indemnification or liability of a director, officer or agent of the corporation relating to acts or omissions occurring prior to such repeal or modification.

                                      ARTICLE V

    Newly created directorships resulting from any increase in the authorized number of directors may, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the shareholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until such director's successor shall have been elected and qualified.

                                      ARTICLE VI

    No action shall be taken by the shareholders of the corporation except at an annual or special meeting of shareholders called in accordance with the Bylaws, and no action shall be taken by the shareholders by written consent.

                                     ARTICLE VII

    Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                     ARTICLE VIII

    The election of directors by the shareholders shall not be by cumulative voting. This Article VIII shall become effective only when the corporation becomes a "listed corporation" within the meaning of the California Corporations Code Section 301.5(d).

                                      ARTICLE IX

    Special meetings of the shareholders of the corporation may be called at any time by the Board of Directors, the Chairman of the Board, the president of the corporation, or by the holders of shares entitled to cast not less than 10% of the votes at a meeting of shareholders, and may not be called by any other person or persons.

                                      ARTICLE X

    The Board shall be divided as nearly equal in number as possible into two classes, designated Class I and Class II. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the first regularly scheduled meeting of shareholders held after the corporation becomes a listed corporation within the meaning of California Corporations Code Section 301.5(d) ("listed corporation"), and that of Class II shall expire at the second regularly scheduled meeting of shareholders occurring after the corporation becomes a listed corporation; and in all cases as to each director, until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity. After the initial term of the directors of each class, at each subsequent annual meeting of shareholders the number of directors equal to the number of Directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the second succeeding annual meeting of shareholders after their election. This Article X shall become effective only when the corporation becomes a "listed corporation" within the meaning of California Corporations Code Section 301.5(d).

                                      ARTICLE XI

    Section 1.  SHAREHOLDER VOTE REQUIRED FOR BUSINESS COMBINATIONS.

              (a)  SHAREHOLDER VOTE.   In addition to any affirmative vote
required by law or by the articles of incorporation or by any Preferred Stock Designation, and except as otherwise expressly provided in Section 2 of this
Article XI, the following actions shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the"Voting Stock"), voting together as a single class. Such affirmative vote shall be required, notwithstanding any other provisions of the articles of incorporation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote with respect to:

                   (i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined ) with (A) any Interested Shareholder (as hereinafter defined) or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

                   (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than 15% of the corporation's assets as set forth on the corporation's most recent audited consolidated financial statements; or

                   (iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities, or other property (or a combination thereof) having an aggregate Fair Market Value equal to or greater than 15% of the corporation's assets as set forth on the corporation's most recent audited consolidated financial statements; or

                   (iv) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any subsidiary which is Beneficially Owned (as hereinafter defined) by any Interested Shareholder or any Affiliate of any Interested Shareholder.

         (b)  DEFINITION OF BUSINESS COMBINATION.   The term "Business
Combination" as used in this Article XI shall mean any transaction which is referred to in any one or more of subparagraphs (i) through (iv) of paragraph
(a) of this Section 1.

    Section 2.   EXCEPTIONS TO SHAREHOLDER VOTE REQUIREMENT.

         The provisions of Section 1 of this Article XI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of the articles of incorporation and any Preferred Stock Designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the corporation, solely in their respective capacities as shareholders of the corporation, the condition specified in the following paragraph (a) is met, or in the case of any other Business Combination, the conditions specified in either of the following paragraph (a) or paragraph (b) are met:

         (a) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that this condition shall not be capable of satisfaction unless there are at least two Continuing Directors.

         (b)  All of the following conditions shall have been met:

              (i) The consideration to be received by holders of shares of a particular class (or series) of outstanding capital stock of the corporation (including Common Stock and other than Excluded Preferred Stock (as hereinafter defined) shall be in cash or in the same form as the Interested Shareholder or any of its Affiliates has previously paid for shares of such class (or series) of capital stock. If the Interested Shareholder or any of its Affiliates have paid for shares of any class (or series) of capital stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class (or series) of capital stock shall be either cash or the form used to acquire the largest number of shares of such class (or series) of capital stock previously acquired by the Interested Shareholder.

              (ii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares, or similar event):

              (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder or any of its Affiliates for any shares of Common Stock acquired by them within the two-year period immediately prior to the date of the first public announcement of the proposal for the Business Combination (the "Announcement Date") or in any transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher, plus interest compounded annually from the first date on which the Interested

              Shareholder became an Interested Shareholder (the "Determination Date") through the Consummation Date at the publicly announced reference rate of interest of Bank of America, N.T. & S.A. (or such other major bank headquartered in the State of California as may be selected by the Continuing Directors) from time to time in effect in the City of San Francisco less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; and

              (B) The Fair Market Value per share of Common Stock on the Announcement Date or the Determination Date, whichever is higher.

              (iii) The aggregate amount of (x) the cash and (y) the Fair
Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series), other than Common Stock or Excluded Preferred Stock, of outstanding Voting Stock shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph
(b)(iii) shall be required to be met with respect to every such class (or series) of outstanding voting Stock, whether or not the Interested Shareholder or any of its Affiliates has previously acquired any shares of a particular class (or series) of Voting Stock.

              (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder or any of its Affiliates for any shares of such class (or series) of Voting Stock acquired by them within the two-year period immediately prior to the Announcement Date or in any transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the publicly announced reference rate of interest of Bank of America, N.T. & S.A. (or such other major bank headquartered in the State of California as may be selected by the Continuing Directors) from time to time in effect in the City of San Francisco less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class (or series) of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class (or series) of Voting Stock;

              (B) the Fair Market Value per share of such class (or series) of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

              (C) The highest preferential amount per share, if any, to which the holders of shares of such class (or series of Voting Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation.

              (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination, (x) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (y) there shall have been (A) (no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock)), except as approved by a majority of the continuing Directors, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors, and (z) neither such Interested Shareholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder; provided, however, that no approval by Continuing Directors shall satisfy the requirements of this subparagraph (iv) unless at the time of such approval there are at least two Continuing Directors.

              (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder's or Affiliate's capacity as shareholder of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

              (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules, regulations, or subsequent provisions).

              (vii) Such Interested Shareholder shall have supplied the corporation with such information as shall have been requested pursuant to
Section 4 of this Article XI within the time period set forth therein.,

    Section 3.   DEFINITIONS.

         For the purposes of this Article XI:

         (a) A "Person" means any individual, limited partnership, general partnership, corporation or other firm or entity.

         (b) "Interested Shareholder" means any person (other than the corporation or any Subsidiary) who or which:

              (i) Is the Beneficial Owner (as hereinafter defined), directly or indirectly, of 15% or more of the voting power of the then outstanding Voting Stock; or

              (ii) Is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 15% or more of the voting power of the then outstanding Voting Stock; or

              (iii) Is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

         (c) A person shall be "Beneficial Owner" of or shall "Beneficially Own" any Voting Stock;

              (i)   Which such person or any of its Affiliates or Associates
(as hereinafter defined) beneficially owns, directly or indirectly, within the meaning of Rule 13-3 under the 1934 Act as in effect on the adoption date of the articles of incorporation; or

              (ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner; or

              (iii) Which is beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the 1934 Act as in effect on the adoption date of the articles of incorporation, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (c), or disposing of any shares of Voting Stock; provided, however, that in case of any employee stock ownership or similar plan of the corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of the Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed for any purposes hereof to Beneficially own any shares of Voting Stock held under any such plan.

         (d) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (b) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed Beneficially Owned through application of paragraph (c) of this Section 3 but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion right, warrants or options, or otherwise.

         (e) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the 1934 Act as in effect on the adoption date of the articles of incorporation.

         (f) "Subsidiary" means any corporation of which a majority of the outstanding shares of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (b) of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of the outstanding shares of each class of equity security is owned, directly or indirectly, by the corporation.

         (g) "Continuing Director" means a member of the Board of Directors of the corporation who is not an Interested Shareholder or affiliated with an Interested Shareholder.

         (h) "Fair Market Value" means: (i) in the case of stock the highest closing sale price during the 30-day period immediately preceding date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the 1934 Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in accordance with Section 4 of this Article XI; and
(ii) in the case of property other than cash or stock the fair market value of such property on the date in question as determined by the Board of Directors in accordance with Section 4 of this Article XI.

         (i) In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (b)(ii) and (b)(iii) of Section 2 of this Article XI shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding Voting Stock retained by the holders of such shares.

         (j) "Whole Board" means the total number of directors which this corporation would have if there were no vacancies.

         (k) "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Preferred Stock Designation creating such series expressly provides that the provisions of this Article XI shall not apply.

    Section 4.  BOARD ENFORCEMENT.

         (a)   COMPLIANCE.   A majority of the Whole Board but only if a
majority of the Whole Board shall then consist of Continuing Directors or if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article XI, including, without limitation, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock Beneficially Owned by any person, (iii) whether a person is an affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (b) of Section 2 have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (h) of Section 3, and (vi) whether the assets which are the subject of any Business Combination referred to in paragraph (a)(iii) of
Section 1 has an aggregate Fair Market Value equal to or greater than 15% of the corporation's assets as set forth on the corporation's most recent audited consolidated financial statements.

         (b) DEMAND AS TO INTERESTED SHAREHOLDER. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Shareholder (or holds of record shares of Voting Stock Beneficially Owned by any Interested Shareholder) supply this corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Shareholder, (ii) the number of and class or series of shares Beneficially Owned by such person who it is reasonably believed is an Interested Shareholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article XI as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

         (c) FIDUCIARY OBLIGATION OF INTERESTED SHAREHOLDER. Nothing contained in this Article XI shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                                     ARTICLE XII

    Section 1. AMENDMENT OR RESCISSION OF ARTICLES. The corporation reserves the right to appeal, alter, amend, or rescind any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 2 of this Article XII, and all rights conferred on shareholders herein are granted subject to this reservation.

    Section 2. SUPERMAJORITY VOTING REQUIREMENTS. Notwithstanding any other provision of the articles of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, the articles of incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal Article III, Article IV, Article V, Article VI, Article VII, Article VIII, Article IX,
Article X, Article XI, or this Article XII.

    3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the Board of Directors.

    4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. As of the time shareholder approval for these restated articles was obtained, the total number of outstanding Common shares of the Corporation was 96,975. No other shares were outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was 66 2/3% of the Common Stock voting as a separate class.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

    Dated February 28, 1997, at Poway, California.



/s/  James A. Scudder                       /s/  James L. Berntsen
------------------------------              ---------------------------------
James A. Scudder, President                 James L. Berntsen, Secretary